Exhibit 99.1
BELO CORP
FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
In thousands, except share and per share amounts	2007	2006	2005

Net Operating Revenues	$776,956	$770,539	$703,426

Operating Costs and Expenses
Station salaries, wages and employee benefits	240,362	234,928	221,882
Station programming and other operating costs	221,396	209,999	208,011
Corporate operating costs	40,466	47,067	29,367
Spin-related costs	9,267	—	—
Depreciation	44,804	44,097	44,870
Amortization	442	1,766	1,766
Goodwill impairment	22,137	—	—

Total operating costs and expenses	578,874	537,858	505,896
Earnings from operations	198,082	232,681	197,530

Other Income and Expense
Interest expense	(94,494)	(95,654)	(91,004)
Other income, net	6,266	8,690	519

Total other income and expense	(88,228)	(86,964)	(90,485)

Earnings (Loss)
Earnings from continuing operations before income taxes	109,854	145,717	107,045
Income taxes	49,157	50,338	41,076

Net earnings from continuing operations	60,697	95,379	65,969

Earnings (loss) from discontinued operations, net of tax	(323,510)	35,147	61,719

Net earnings (loss)	$(262,813)	$130,526	$127,688

Net earnings (loss) per share — Basic:
Earnings per share from continuing operations	$.59	$.92	$.59
Earnings (loss) per share from discontinued operations	$(3.16)	$.34	$.55

Net earnings (loss) per share	$(2.57)	$1.26	$1.14

Net earnings (loss) per share — Diluted:
Earnings per share from continuing operations	$.59	$.92	$.58
Earnings (loss) per share from discontinued operations	$(3.14)	$.34	$.54

Net earnings (loss) per share	$(2.55)	$1.26	$1.12

Weighted average shares outstanding:
Basic	102,245	103,701	112,104
Diluted	103,128	103,882	113,552

Dividends declared per share	$.50	$.475	$.40
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

Assets	December 31,
In thousands	2007	2006

Current assets:
Cash and temporary cash investments	$11,190	$21,069
Accounts receivable (net of allowance of $3,938 and $3,788 at December 31, 2007 and 2006, respectively)	181,700	176,221
Deferred income taxes	7,558	7,278
Prepaids and other current assets	17,231	17,382
Current assets from discontinued operations	126,710	162,213

Total current assets	344,389	384,163

Property, plant and equipment, at cost:
Land	36,565	36,565
Buildings and improvements	137,322	134,919
Broadcast equipment	384,391	371,210
Other	113,404	106,352
Advance payments on property, plant and equipment	15,964	29,562

Total property, plant and equipment	687,646	678,608
Less accumulated depreciation	(461,606)	(435,277)

Property, plant and equipment, net	226,040	243,331

Intangible assets, net	1,293,517	1,289,945
Goodwill	752,276	773,257
Other assets	51,650	54,917
Long-term assets from discontinued operations	511,188	860,314

Total assets	$3,179,060	$3,605,927

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS (continued)

Liabilities and Shareholders’ Equity	December 31,
In thousands, except share and per share amounts	2007	2006

Current liabilities:
Accounts payable	$31,153	$41,925
Accrued compensation and benefits	40,753	37,198
Other accrued expenses	24,822	19,783
Income taxes payable	11,162	19,746
Deferred revenue	9,492	3,510
Dividends payable	12,770	12,903
Accrued interest payable	13,243	14,195
Current liabilities of discontinued operations	106,055	109,652

Total current liabilities	249,450	258,912

Long-term debt	1,168,140	1,283,434
Deferred income taxes	425,652	402,598
Other liabilities	37,183	79,637
Long-term liabilities of discontinued operations	46,927	54,198

Commitments and contingent liabilities

Shareholders’ equity:
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; none issued.
Common stock, $1.67 par value. Authorized 450,000,000 shares
Series A: Issued and outstanding 88,016,220 and 87,706,833 shares at December 31, 2007 and 2006, respectively;	146,987	146,471
Series B: Issued and outstanding 14,243,141 and 14,589,345 shares at December 31, 2007 and 2006, respectively.	23,786	24,364
Additional paid-in capital	905,589	886,501
Retained earnings	184,009	506,807
Accumulated other comprehensive loss	(8,663)	(36,995)

Total shareholders’ equity	1,251,708	1,527,148

Total liabilities and shareholders’ equity	$3,179,060	$3,605,927

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Dollars in thousands	Three years ended December 31, 2007
						Accumulated
	Common Stock			Additional		Other
	Shares	Shares		Paid-in	Retained	Comprehensive
	Series A	Series B	Amount	Capital	Earnings	Income (Loss)	Total

Balance at December 31, 2004	98,387,270	15,945,733	$190,936	$941,266	$525,383	$(27,933)	$1,629,652
Exercise of stock options	930,660	21,150	1,589	15,452	—	—	17,041
Excess tax benefit from long-term incentive plan	—	—	—	1,990	—	—	1,990
Employer’s matching contribution to Savings Plan	395,809	—	661	8,610	—	—	9,271
Purchases and subsequent retirement of treasury stock	(7,946,200)	—	(13,270)	(66,227)	(104,514)	—	(184,011)
Net earnings	—	—	—	—	127,688	—	127,688
Change in minimum pension liability adjustment, net of tax	—	—	—	—	—	(12,463)	(12,463)
Dividends	—	—	—	—	(55,687)	—	(55,687)
Conversion of Series B to Series A	364,630	(364,630)	—	—	—	—	—

Balance at December 31, 2005	92,132,169	15,602,253	179,916	901,091	492,870	(40,396)	1,533,481
Exercise of stock options	1,245,835	336,009	2,642	25,678	—	—	28,320
Excess tax benefit from long-term incentive plan	—	—	—	632	—	—	632
Employer’s matching contribution to Savings Plan	530,076	—	885	8,669	—	—	9,554
Share-based compensation	—	—	—	14,308	—	—	14,308
Purchases and subsequent retirement of treasury stock	(7,550,164)	—	(12,608)	(63,877)	(67,944)	—	(144,429)
Net earnings	—	—	—	—	130,526	—	130,526
Change in minimum pension liability adjustment, net of tax	—	—	—	—	—	3,401	3,401
Dividends	—	—	—	—	(48,645)	—	(48,645)
Conversion of Series B to Series A	1,348,917	(1,348,917)	—	—	—	—	—

Balance at December 31, 2006	87,706,833	14,589,345	170,835	886,501	506,807	(36,995)	1,527,148
Exercise of stock options	697,055	88,864	1,312	11,601	—	—	12,913
Excess tax benefit from long-term incentive plan	—	—	—	730	—	—	730
Employer’s matching contribution to Savings Plan	4,603	—	8	76	—	—	84
Share-based compensation	—	—	—	13,589	—	—	13,589
Purchases and subsequent retirement of treasury stock	(827,339)	—	(1,382)	(6,908)	(8,862)	—	(17,152)
Net loss	—	—	—	—	(262,813)	—	(262,813)
Change in pension liability adjustment, net of tax	—	—	—	—	—	28,332	28,332
Dividends	—	—	—	—	(51,123)	—	(51,123)
Conversion of Series B to Series A	435,068	(435,068)	—	—	—	—	—

Balance at December 31, 2007	88,016,220	14,243,141	$170,773	$905,589	$184,009	$(8,663)	$1,251,708

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash Provided (Used)	Years ended December 31,
In thousands	2007	2006	2005

Operations
Net earnings (loss)	$(262,813)	$130,526	$127,688
Adjustments to reconcile net earnings (loss) to net cash provided by operations:
Net (income) loss from discontinued operations	323,510	(35,147)	(61,719)
Depreciation and amortization	45,246	45,863	46,636
Goodwill impairment	22,137	—	—
Deferred income taxes	(100)	(7,299)	205
Pension contribution	—	—	(15,000)
Employee retirement benefit expense	(3,468)	16,033	15,447
Share-based compensation	16,218	15,764	—
Other non-cash expenses	(66)	10,020	8,460
Equity from partnerships	(824)	(772)	(840)
Other, net	2,807	(5,417)	3,494
Net changes in operating assets and liabilities:
Accounts receivable	(5,330)	(20,124)	(3,434)
Other current assets	850	(1,555)	1,165
Accounts payable	(10,772)	(4,208)	4,128
Accrued compensation and benefits	3,388	5,515	329
Other accrued expenses	7,917	(303)	(2,280)
Interest payable	(818)	1,018	(148)
Income taxes payable	(8,672)	5,414	(4,168)

Net cash provided by continuing operations	129,210	155,328	119,963
Net cash provided by discontinued operations	89,592	90,600	107,094

Net cash provided by operations	218,802	245,928	227,057

Investments
Capital expenditures	(27,393)	(34,535)	(41,120)
Acquisition	(4,268)	—	—
Other, net	4,419	1,289	3,353

Net cash used for investments of continuing operations	(27,242)	(33,246)	(37,767)
Net cash used for investments of discontinued operations	(48,679)	(76,126)	(45,508)

Net cash used for investments	(75,921)	(109,372)	(83,275)

Financing
Net proceeds from revolving debt	600,442	299,790	625,400
Payments on revolving debt	(481,392)	(444,665)	(550,675)
Net proceeds from issuance of senior notes	—	248,883	—
Redemption of senior notes	(234,477)	(65,523)	—
Dividends on common stock	(51,256)	(46,516)	(44,914)
Net proceeds from exercise of stock options	12,913	28,320	17,041
Purchase of treasury stock	(17,152)	(144,429)	(184,011)
Excess tax benefit from option exercises	730	632	—
Other	—	—	(1,990)

Net cash used for financing	(170,192)	(123,508)	(139,149)

Net increase (decrease) in cash and temporary cash investments	(27,311)	13,048	4,633
Cash and temporary cash investments at beginning of year, including cash of discontinued operations	46,291	33,243	28,610

Cash and temporary cash investments at end of year, including cash of discontinued operations	$18,980	$46,291	$33,243

Supplemental Disclosures (Note 15)

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Summary of Significant Accounting Policies

(A)	Business and Principles of Consolidation On February 8, 2008, the Company completed the spin-off of its newspaper businesses and related assets, which includes the Newspaper Group, into a separate public company in the form of a pro-rata, tax-free dividend to the Company’s shareholders of 0.20 shares of A. H. Belo Corporation (A. H. Belo) Series A common stock for every share of Belo Series A common stock, and 0.20 shares of A. H. Belo Series B common stock for every share of Belo Series B common stock owned at the close of business on January 25, 2008. The newspaper businesses and related assets are presented as discontinued operations. See Note 3.

The consolidated financial statements include the accounts of Belo and its wholly-owned subsidiaries after the elimination of all significant intercompany accounts and transactions. Belo accounts for its interests in partnerships using the equity method of accounting, with Belo’s share of the results of operations being reported in Other Income and Expense in the accompanying consolidated statements of operations.

All dollar amounts are in thousands, except per share amounts, unless otherwise indicated. Certain prior period amounts have been reclassified to conform to current period presentation and to reflect discontinued operations.

B)	Cash and Temporary Cash Investments Belo considers all highly liquid instruments purchased with a remaining maturity of three months or less to be temporary cash investments. Such temporary cash investments are classified as available-for-sale and are carried at fair value.

C)	Accounts Receivable Accounts receivable are net of a valuation reserve that represents an estimate of amounts considered uncollectible. We estimated our allowance for doubtful accounts using historical net write-offs of uncollectible accounts. Belo analyzed the ultimate collectibility of our accounts receivable after one year, using a regression analysis of the historical net write-offs to determine the amount of those accounts receivable that were ultimately not collected. The results of this analysis were then applied to the current accounts receivable to determine the allowance necessary for that period. Our policy is to write off accounts after all collection efforts have failed; generally, amounts past due by more than one year have been written off. Expense for such uncollectible amounts is included in station programming and other operating costs. The carrying value of accounts receivable approximates fair value. The following table shows the expense for uncollectible accounts and accounts written off, net of recoveries, for the years ended December 31, 2007, 2006 and 2005:

	Expense for	Accounts
	Uncollectible	Written
	Accounts	Off

2007	$3,396	$3,246
2006	708	1,173
2005	2,884	2,207
D)	Risk Concentration Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. Concentrations of credit risk with respect to the receivables are limited due to the large number of customers in the Company’s customer base and their dispersion across different industries and geographic areas. The Company maintains an allowance for losses based upon the expected collectibility of accounts receivable.
E)	Program Rights Program rights represent the right to air various forms of first-run and existing second-run programming. Program rights and the corresponding contractual obligations are recorded when the license period begins and the programs are available for use. Program rights are carried at the lower of unamortized cost or estimated net realizable value on a program-by-program basis. Program rights and the corresponding contractual obligations are classified as current or long-term based on estimated usage and payment terms, respectively. Costs of off-network syndicated programs, first-run programming and feature films are amortized on a straight-line basis over the future number of showings allowed in the contract.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
F)	Property, Plant and Equipment Depreciation of property, plant and equipment, including assets recorded under capital leases, is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Estimated
Useful Lives

Buildings and improvements	5-30 years
Broadcast equipment	5-15 years
Other	3-10 years
The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of the carrying amount to the future net cash flows the property and equipment is expected to generate. Based on this assessment, no impairment was recorded in any of the periods presented.

G)	Intangible Assets and Goodwill The Company’s intangible assets and goodwill result from its significant business acquisitions, which occurred primarily prior to 2002. In connection with these acquisitions, the Company obtained appraisals of the significant assets purchased. The excess of the purchase price over the fair value of the assets acquired was recorded as goodwill. The only significant intangible assets that were identified in these appraisals that could be classified separately from goodwill were FCC licenses and network affiliation agreements.

Prior to January 1, 2002, all of the acquired intangible assets were classified together as “goodwill and intangible assets” in the Company’s consolidated financial statements and were amortized over a composite life of 40 years. On January 1, 2002, upon adoption of Statement of Financial Accounting Standards (SFAS) 142, “Goodwill and Other Intangible Assets,” the Company reclassified the FCC licenses apart from goodwill as separate indefinite-lived intangible assets and ceased amortization of both goodwill and the FCC licenses. FCC licenses are tested for impairment at least annually on an individual market basis.

Goodwill is tested at least annually by reporting unit for impairment. A reporting unit consists of the television station(s) within a market (as defined by Nielsen Media Research’s Designated Market Area report). See Note 4. The impairment test for goodwill is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, the goodwill is not impaired. If the carrying amount exceeds the fair value, a second step is performed to calculate the implied fair value of the goodwill of the individual reporting unit by deducting the fair value of all of the individual assets and liabilities of the reporting unit from the respective fair values of the reporting unit as a whole. To the extent the calculated implied fair value of the goodwill is less than the recorded goodwill, an impairment charge is recorded for the difference.

The Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets in assessing the fair value of its goodwill and other intangible assets. The estimates of future cash flows are based on assumptions which management believes are reasonable. However, changes in these estimates or assumptions could produce changes in the results of the impairment tests.

Through the first quarter 2007, the Company had one finite life intangible asset, a market alliance, that was amortized on a straight-line basis over five years. As of December 31, 2007, this intangible asset was fully amortized.

H)	Revenue Recognition Belo’s principal sources of revenue are the sale of airtime on its television stations and advertising space on the Company’s Internet Web sites. Broadcast revenue is recorded, net of agency commissions, when commercials are aired. Advertising revenues for Internet Web sites are recorded, net of agency commissions, ratably over the period of time the advertisement is placed on Web sites.

I)	Advertising Expense The cost of advertising is expensed as incurred. Belo incurred $13,074, $11,758, and $11,251 in advertising and promotion costs during 2007, 2006 and 2005, respectively.

J)	Employee Benefits Belo is in effect self-insured for employee-related health care benefits. A third-party administrator is used to process all claims. Belo’s employee health insurance liabilities are based on the Company’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
historical claims experience and are developed from actuarial valuations. Belo’s reserves associated with the exposure to the self-insured liabilities are monitored by management for adequacy. However, actual amounts could vary significantly from such estimates.

K)	Income Taxes Belo uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

L)	Use of Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Note 2: Recently Issued Accounting Standards

     In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 157, “Fair Value Measurements.” SFAS 157 establishes, among other items, a framework for fair value measurements in the financial statements by providing a single definition of fair value, provides guidance on the methods used to estimate fair value, and increases disclosures about estimates of fair value. SFAS 157 is effective for financial assets and liabilities in financial statements issued for fiscal years beginning after November 15, 2007 and is effective for non-financial assets and liabilities in financial statements issued for fiscal years beginning after November 15, 2008. The Company is evaluating the effect of the adoption of this standard.
     In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Liabilities.” This statement permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are evaluating the effects of this new standard, but currently believe that adoption will not have a material effect on our financial position or results of operations.
     In December 2007, the FASB issued SFAS 141R, “Business Combinations.” SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations Belo engages in will be recorded and disclosed following existing accounting principles until January 1, 2009. The Company expects SFAS 141R will have an impact on Belo’s consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions, if any, the Company consummates after the effective date.
Note 3: Discontinued Operations

     On February 8, 2008, the Company completed the spin-off of its newspaper businesses and related assets into a separate public company, A. H. Belo Corporation (A. H. Belo), with its own management and board of directors. The spin-off was accomplished by transferring the assets and liabilities of the newspaper businesses and related assets to A. H. Belo and distributing a pro-rata, tax-free dividend to the Company’s shareholders of 0.20 shares of A. H. Belo Series A common stock for every share of Belo Series A common stock, and 0.20 shares of A. H. Belo Series B common stock for every share of Belo Series B common stock owned as of the close of business on January 25, 2008. The Company has no further ownership interest in A. H. Belo or in any newspaper businesses or related assets, and A. H. Belo has no ownership interest in the Company or any television station businesses or related assets. Belo’s relationship with A. H. Belo is now governed by a separation and distribution agreement, a services agreement and certain other agreements between the two companies or their respective subsidiaries. Belo and A. H. Belo also co-own certain downtown Dallas, Texas real estate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The historical operations of the newspaper businesses and related assets are included in discontinued operations in the Company’s financial statements. Below is the summary financial information of discontinued operations.
Statements of discontinued operations for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Net revenues	$738,669	$817,733	$822,344
Total operating costs and expenses	1,056,121	762,003	723,928

Income (loss) from discontinued operations	(317,452)	55,730	98,416
Other income and expense, net	5,223	2,236	1,499

Earnings (loss) from discontinued operations
before income taxes	(312,229)	57,966	99,915
Income taxes	11,281	22,819	38,196

Net income (loss) from discontinued operations	$(323,510)	$35,147	$61,719

Assets and Liabilities of discontinued operations as of December 31, 2007 and 2006:

Assets

Current assets:
Cash and temporary cash investments	$7,790	$25,222
Accounts receivable, net	90,578	100,604
Other current assets	28,342	36,387

Total current assets from discontinued operations	126,710	162,213

Property, plant and equipment, net	314,444	317,163
Intangible assets, net	40,425	46,925
Goodwill	119,668	464,091
Other assets	36,651	32,135

Total long-term assets from discontinued operations	511,188	860,314

Total assets from discontinued operations	$637,898	$1,022,527

Liabilities

Current liabilities:
Accounts payable	$28,491	$37,680
Accrued expenses	49,661	45,023
Other current liabilities	27,903	26,949

Total current liabilities from discontinued operations	106,055	109,652

Deferred income taxes	20,329	32,556
Other liabilities	26,598	21,642

Total long-term liabilities from discontinued operations	46,927	54,198

Total liabilities from discontinued operations	$152,982	$163,850

     As of February 8, 2008, the Company settled certain intercompany indebtedness between and among Belo and subsidiaries of Belo Holdings, Inc. Belo Holdings, Inc. is a subsidiary of Belo. The Company settled accounts through offsets, contributions of such indebtedness to the capital of the debtor subsidiaries, distributions by creditor subsidiaries and other non-cash transfers. As of the effective time of the spin-off, the Company had contributed to the capital of A. H. Belo and its subsidiaries the net intercompany indebtedness owed to the Company by A. H. Belo and its subsidiaries and A. H. Belo assumed the indebtedness owed by the Company to the A. H. Belo subsidiaries. Additionally, Belo incurred $9,267 of expenses in 2007, related to the spin-off.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Concurrent with the spin-off, on February 8, 2008, the Company amended its senior revolving credit facility to reduce the capacity under the credit facility from $1,000,000 to $600,000. The terms of the amended credit facility are more fully described in Note 9. In the first quarter of 2008, Belo recorded a charge of approximately $848 related to the write-off of debt issuance costs connected to the amendment.
     In connection with the Company’s spin-off of A. H. Belo, the Company entered into a separation and distribution agreement, a services agreement, a tax matters agreement, an employee matters agreement, and other agreements with A. H. Belo or its subsidiaries. In the separation and distribution agreement, effective as of the spin-off date, A. H. Belo and Belo will indemnify each other and certain related parties, from all liabilities existing or arising from acts and events occurring, or failing to occur (or alleged to have occurred or to have failed to occur) regarding each other’s businesses, whether occurring before, at or after the effective time of the spin-off; provided, however, that under the terms of the separation and distribution agreement, the Company and A. H. Belo will share equally in any liabilities, net of any applicable insurance, resulting from the circulation-related lawsuits described in the Note 14.
     Under the services agreement, the Company (or its subsidiaries) provides the following services and/or support to A. H. Belo: legal and government affairs; certain human resources activities; and payroll and other specified financial management activities. Similarly, A. H. Belo (or its subsidiaries) provides the following services and/or support to the Company: information technology; interactive media; certain employee benefit plan administration; real estate management; and other specified operations activities. The services will generally be provided for a term beginning on the spin-off date and expiring on the earlier of the second anniversary of the spin-off date or the date of termination of a particular service pursuant to the agreement. The party receiving a service can generally terminate provision of that service upon 90 days advance notice to the party providing the service. Payments made or other consideration provided in connection with all continuing transactions between the Company and A. H. Belo will be on a basis arrived at by the parties bargaining at arms-length or with respect to services not inconsistent with the business purpose of the parties.
     The tax matters agreement sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local, or foreign taxes for periods before and after the spin-off and related matters such as the filing of tax returns and the conduct of IRS and other audits. Under this agreement, the Company will be responsible for all income taxes prior to the spin-off, except that A. H. Belo will be responsible for its share of income taxes paid on a consolidated basis for the period of January 1, 2008 through February 8, 2008. A. H. Belo will also be responsible for its income taxes for 2008 not paid on a consolidated basis. In addition, even though the spin-off otherwise qualifies for tax-free treatment to shareholders, the Company (but not its shareholders) will recognize for tax purposes approximately $51,900 of previously deferred intercompany gains in connection with the spin-off, resulting in a federal income tax obligation of approximately $18,000, and a state tax that is not currently estimable and which is not expected to be material. If such gains are adjusted in the future, then the Company and A. H. Belo shall be responsible for paying the additional tax associated with any increase in such gains in the ratio of one-third and two-thirds, respectively. With respect to all other taxes, the Company will be responsible for taxes attributable to the television businesses and related assets, and A. H. Belo will be responsible for taxes attributable to the newspaper businesses and related assets. In addition, the Company will indemnify A. H. Belo and A. H. Belo will indemnify the Company, for all taxes and liabilities incurred as a result of post-spin-off actions or omissions by the indemnifying party that affect the tax consequences of the spin-off, subject to certain exceptions.
     The employee matters agreement allocates liabilities and responsibilities relating to employee compensation and benefits plans and programs and other related matters in connection with the spin-off, including, without limitation, the treatment of outstanding Belo equity awards, certain outstanding annual and long-term incentive awards, existing deferred compensation obligations, and certain retirement and welfare benefit obligations. See Notes 5, 6 and 7.
     The Company’s Dallas/Fort Worth television station, WFAA-TV, and The Dallas Morning News, owned by A. H. Belo, entered into an agreement whereby each agrees to provide media content, cross-promotion, and other services to the other on a mutually agreed upon basis. The Dallas Morning News and WFAA-TV currently share media content at no cost, as do other media operating companies of Belo and A. H. Belo, and that sharing is expected to continue for the foreseeable future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 4: Goodwill and Intangible Assets

     The following table sets forth the identifiable intangible assets as of December 31, 2007 and 2006, respectively, that continue to be subject to amortization (definite-lived intangible assets) and the identifiable intangible assets that are no longer subject to amortization upon the adoption of SFAS 142 (indefinite-lived intangible assets):

	2007			2006
	Gross			Gross
	Carrying	Accumulated	Intangible	Carrying	Accumulated	Intangible
	Amount	Amortization	Assets, Net	Amount	Amortization	Assets, Net

Definite-lived intangible assets:
Market alliance	$—	$—	$—	$8,832	$8,390	$442

Indefinite-lived intangible assets:
FCC licenses	1,293,517	—	1,293,517	1,289,503	—	1,289,503

Intangible assets	$1,293,517	$—	$1,293,517	$1,298,335	$8,390	$1,289,945

     Based on the results of its annual impairment tests of indefinite-lived intangible assets, the Company determined that no impairment of these assets existed as of December 31, 2007, 2006 or 2005, respectively.
     The amortization expense for intangible assets subject to amortization for the years ended December 31, 2007, 2006 and 2005 was:

2007	$442
2006	1,766
2005	1,766
     Based on its annual impairment test of goodwill as of December 31, 2007, the Company recorded an impairment charge related to goodwill totaling $22,137 related to WHAS-TV in Louisville, Kentucky. The impairment charge resulted primarily from a decline in the estimated fair value of the business due primarily to lower estimated market growth rates versus prior year estimates. A summary of the changes in the Company’s recorded goodwill is below:

Balance at January 1, 2007	$773,257
Purchase of WUPL	1,156
Goodwill impairment	(22,137)

Balance at December 31, 2007	$752,276

     Based on the annual impairment tests performed for the years ended December 31, 2006 and 2005, there was no impairment of goodwill for those years.
Note 5: Long-Term Incentive Plan

     Belo has a long-term incentive plan under which awards may be granted to employees and outside directors in the form of non-qualified stock options, incentive stock options, restricted shares, restricted stock units, performance shares, performance units or stock appreciation rights. In addition, options may be accompanied by stock appreciation rights and limited stock appreciation rights. Rights and limited rights may also be issued without accompanying options. Cash-based bonus awards are also available under the plan. The Company believes that the long-term incentive plan better aligns the interests of its employees with those of its shareholders. Shares of common stock reserved for future grants under the plan were 8,557,440, 7,039,483, and 8,308,939 at December 31, 2007, 2006 and 2005, respectively.
     Under the long-term incentive plan, the compensation cost that has been charged against income from continuing operations for the years ended December 31, 2007 and 2006 was $11,098 and $9,870, respectively. Compensation cost related to employees of A. H. Belo is reflected in discontinued operations. See Note 3. The total income tax benefit for continuing operations recognized in the consolidated statements of operations for share-based compensation arrangements was $3,936 and $3,497 for the years ended December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     In December 2004, the FASB issued SFAS 123R, “Share-Based Payment.” SFAS 123R is a revision of SFAS 123, “Accounting for Stock Based Compensation.” SFAS 123R supersedes Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees,” and amends SFAS 95, “Statement of Cash Flows.” Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.
     Prior to January 1, 2006, the Company accounted for the plans under the recognition and measurement provisions of APB 25, and related Interpretations, as permitted by SFAS 123. No stock-based employee compensation cost was recognized in the consolidated statements of operations for the years ended December 31, 2005 for options granted, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R using the modified prospective transition method. Under this transition method, compensation cost recognized in the year ended December 31, 2007, includes: (a) compensation expense of all share-based payments granted prior to, but not yet vested as of, January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123), and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R). Results for prior periods have not been restated.
     As a result of adopting SFAS 123R on January 1, 2006, the Company’s income from continuing operations before income taxes and net income from continuing operations for the year ended December 31, 2006 were $5,588 and $3,576 lower, respectively, than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share from continuing operations for the year ended December 31, 2006 were $0.03 lower than if the Company had continued to account for share-based compensation under APB 25.
     Prior to the adoption of SFAS 123R, the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the consolidated statement of cash flows. SFAS 123R requires the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The $632 excess tax benefit classified as a financing cash inflow would have been classified as an operating cash inflow if the Company had not adopted SFAS 123R.
     The following table illustrates the effect on net earnings from continuing operations and net earnings per share from continuing operations if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company’s stock option plans in all periods presented prior to the adoption of SFAS 123R. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes-Merton option-pricing formula and amortized to expense over the options’ vesting periods.

2005

Stock-based compensation expense included in the determination of net earnings, net of income taxes	$108

Net earnings from continuing operations, as reported	$65,969
Less: Stock-based compensation expense for options determined under fair value-based method, net of income taxes	4,114

Net earnings, pro forma	$61,855

Per share amounts:
Basic net earnings per share, as reported	$0.59

Basic net earnings per share, pro forma	$0.55

Diluted net earnings per share, as reported	$0.58

Diluted net earnings per share, pro forma	$0.54

Options
     The non-qualified options granted to employees and outside directors under Belo’s long-term incentive plan become exercisable in cumulative installments over periods of one to three years and expire after 10 years. The fair value of each option award granted is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Volatility is calculated using an analysis of historical volatility. The Company believes that the historical volatility of the Company’s stock is the best method for estimating future volatility. The expected lives of options are determined based on the Company’s historical share option exercise experience using a rolling one-year

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
average. The Company believes the historical experience method is the best estimate of future exercise patterns currently available. The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options. The expected dividend yields are based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant.

	2007	2006	2005

Weighted average grant date fair value	$6.01	$4.71	$5.89
Weighted average assumptions used:
Expected volatility	27.2%	24.9%	26.0%
Expected lives	9 yrs	6 yrs	6 yrs
Risk-free interest rates	4.66%	4.74%	4.30%
Expected dividend yields	2.51%	2.54%	1.81%
     A summary of option activity under the long-term incentive plan for the three years ended December 31, 2007, is summarized in the following table:

	2007		2006		2005
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at January 1	14,757,498	$21.43	16,270,228	$21.17	16,369,928	$20.97
Granted	85,237	$19.91	369,330	$18.60	1,042,860	$22.17
Exercised	(709,214)	$17.79	(1,581,844)	$17.90	(951,810)	$17.90
Canceled	(1,648,873)	$25.70	(300,216)	$22.61	(190,750)	$25.15

Outstanding at December 31	12,484,648	$21.04	14,757,498	$21.43	16,270,228	$21.17

Vested and exercisable at December 31	12,021,912	$21.05	13,448,418	$21.36	13,784,308	$20.60

Weighted average remaining contractual term (in years)	4.4		4.9		5.4

     Options granted under the long-term incentive plan are granted where the exercise price equals the closing stock price on the day of grant therefore the options outstanding have no intrinsic value until exercised. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 is as follows:

2007	$2,085
2006	1,805
2005	5,688
     The following table summarizes information (net of estimated forfeitures) related to stock options outstanding at December 31, 2007:

	Number of	Weighted Average	Weighted Average	Number of	Weighted Average
Range of	Options	Remaining	Exercise	Options	Exercise
Exercise Prices	Outstanding(a)	Life (years)	Price	Exercisable	Price

$15 - 18	4,608,569	3.28	$17.66	4,442,704	$17.65
$19 - 21	4,223,222	4.21	$20.40	3,900,970	$20.34
$22 - 29	3,638,284	6.13	$26.05	3,566,660	$26.09

$15 - 29	12,470,075	4.43	$21.04	11,910,334	$21.06

(a)	Comprised of Series B shares
     As of December 31, 2007, there was $850 of total unrecognized compensation cost related to non-vested options held by Belo employees which is expected to be recognized over a weighted average period of 0.98 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     In connection with the spin-off of A. H. Belo on February 8, 2008, holders of outstanding Belo options received an adjusted Belo option for the same number of shares of Belo common stock as held before but with a reduced exercise price based on the closing price on February 8, 2008. Holders also received one new A. H. Belo option for every five Belo options held as of the spin-off date (the distribution ratio) with an exercise price based on the closing share price on February 8. Following the spin-off, there were 12,477,448 Belo options outstanding at the weighted average exercise price of $16.84, of which 12,016,662 options were exercisable at a weighted average exercise price of $16.86. As of February 8, 2008, Belo employees held 7,502,278 Belo options and 1,500,445 A. H. Belo options.
Restricted Stock Units (RSUs)
     Under the long-term incentive plan, the Company’s Board of Directors has awarded restricted stock units (RSUs). The RSUs have service and/or performance conditions and vest over a period of one to three years. Upon vesting, the RSUs will be redeemed with 60 percent in Belo’s Series A common stock and 40 percent in cash. A liability has been established for the cash portion of the redemption. During the vesting period, holders of service based RSUs and RSUs with performance conditions where the performance conditions have been met participate in the Company’s dividends declared by receiving payments for dividend equivalents. Such dividend equivalents are recorded as components of the Company’s share-based compensation. The RSUs do not have voting rights.
     A summary of RSU activity under the long-term incentive plan for the three years ended December 31, 2007, is summarized in the following table.

	2007		2006		2005
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	RSUs	Price	RSUs	Price	RSUs	Price
Outstanding at January 1	1,388,206	$19.53	364,900	$21.62	—	$—
Granted	813,583	$17.18	1,036,756	$18.82	364,900	$21.62
Vested	(127,863)	$21.36	—	$—	—	$—
Canceled	(125,066)	$19.22	(13,450)	$21.31	—	$—

Outstanding at December 31	1,948,860	$18.45	1,388,206	$19.53	364,900	$21.62

Vested at December 31	—	—	—	$—	—	$—
     The fair value of the RSUs granted is determined using the closing trading price of the Company’s shares on the grant date. The weighted-average grant-date fair value of the RSUs granted during the years ended December 31, 2007, 2006 and 2005, was $17.18, $18.82 and $21.62, respectively. During 2007, 127,863 RSUs were converted to shares of stock and $948 in share-based liabilities were paid. No RSUs were converted to shares of stock during the years ended December 31, 2006 or 2005. As of December 31, 2007, there was $9,043 of total unrecognized compensation cost related to non-vested RSUs held by Belo employees. The compensation cost is expected to be recognized over a weighted-average period of 2.09 years.
     In connection with the spin-off of A. H. Belo, holders of Belo RSUs retained their existing RSUs and also received restricted stock unit awards of A. H. Belo common stock. The number of A. H. Belo restricted shares awarded to Belo’s RSU holders was determined using the distribution ratio. Subsequent to the spin-off, Belo and A. H. Belo will recognize compensation cost related to all unvested modified awards for those employees that provide service to each respective entity. As of February 8, 2008, Belo employees held 1,083,688 Belo RSUs and 216,708 A. H. Belo RSUs.
Note 6: Defined Contribution Plans

     Belo sponsors a defined contribution plan established effective October 1, 1989. The defined contribution plan covers substantially all employees of the Company. Participants may elect to contribute a portion of their pretax compensation as provided by the Plan and Internal Revenue Service (IRS) regulations. The maximum pretax contribution an employee can make is 100% of his or her annual eligible compensation (less required withholdings and deductions) up to statutory limits. Belo’s employees participate in the defined contribution plan under the Star Plan (for employees who did not elect to continue participation in Belo’s defined benefit pension plan (Pension Plan) when it was frozen to new participants in July 2000, or who started with Belo after July 1, 2000); or under the Classic Plan (for employees who elected to continue participation in Belo’s defined benefit pension plan). See Note 7 for further discussions of Belo’s defined benefit pension plan. Belo contributes an amount equal to two percent of the compensation paid to eligible employees, subject to limitations, and matches a specified percentage of employees’ contributions under the Star Plan. Under the Classic Plan, Belo matches a percentage of the employees’ contributions but does not make the two percent contribution of the participant’s compensation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Belo’s contributions to its defined contribution plans totaled $9,381, $7,659 and $6,543 in 2007, 2006 and 2005, respectively. During 2006 and 2005, a portion of this contribution was made in Belo common stock. The Company issued 2,251, 254,409, and 187,828 shares of Series A common stock in conjunction with these contributions during the years ended December 31, 2007, 2006, and 2005, respectively. Effective January 1, 2007, the defined contribution plan was amended such that matching contributions will be in cash and no longer partially in the Company’s stock.
     Effective as of February 8, 2008, the Company transferred the vested and non-vested account balances of A. H. Belo employees and former employees from the Company’s defined contribution plan to a defined contribution plan established and sponsored by A. H. Belo. Effective with this transfer, A. H. Belo assumed and became solely responsible for all liabilities of the Company’s defined contribution plan with respect to A. H. Belo’s employees and former employees. Subsequent to the transfer, A. H. Belo and its subsidiaries ceased to be participating employers in the Company’s defined contribution plan.
     In March 2007, Belo froze benefits under the Pension Plan. See Note 7. As part of the curtailment of the Pension Plan, the Company is providing transition benefits to affected employees, including supplemental contributions to the Belo pension transition supplement plan, a defined contribution plan, for a period of up to five years. As a result, during 2007, the Company accrued supplemental pension transition contributions totaling $2,889 to this plan. These supplemental pension transition contributions will benefit those employees affected by these changes who remain with Belo or A. H. Belo.
     Prior to February 8, 2008, A. H. Belo established an A. H. Belo pension transition supplement plan, a defined contribution plan. Concurrent with the date that the Company will make its contribution to the Company’s pension transition supplement defined contribution plan for the 2007 plan year, the Company transferred the vested and non-vested account balances of A. H. Belo employees and former employees to A. H. Belo’s pension transition supplement defined contribution plan. At this time, A. H. Belo will assume and be solely responsible for all liabilities for plan benefits of the Company’s pension transition supplement defined contribution plan with respect to A. H. Belo’s employees and former employees. A. H. Belo reimbursed the Company for the aggregate contribution made by the Company to its pension transition supplement defined contribution plan for the 2007 plan year for the account of A. H. Belo employees and former employees.
     Belo also sponsors non-qualified defined contribution retirement plans for certain employees. Expense recognized in 2007, 2006 and 2005 for these plans was $1,750, $1,052 and $1,158, respectively. Subsequent to December 31, 2007, the plans were suspended and balances totaling $8,525 were transferred to the participants prior to the spin-off of A. H. Belo.
Note 7: Defined Benefit Pension and Other Post Retirement Plans

     Some of the Company’s employees participated in Belo’s Pension Plan, which covered employees who elected to continue participation in the plan when it was frozen to new participants in 2000 (for employees other than members of the Providence newspaper guild) and in 2004 (for members of the Providence newspaper guild). The benefits are based on years of service and the average of the employee’s five consecutive years of highest annual compensation earned during the most recently completed ten years of employment. Certain information regarding Belo’s Pension Plan is included below.
     Belo froze benefits under the Pension Plan effective March 31, 2007. As part of the curtailment of the Pension Plan, Belo and A. H. Belo will provide transition benefits to affected employees, including the granting of five years of additional credited service under the Pension Plan and supplemental contributions for a period of up to five years to a defined contribution plan. As a result, the Company recorded a curtailment loss of $4,082 in the fourth quarter of 2006, included in salaries, wages and employee benefits in the accompanying consolidated statement of operations, which represents the previously unrecognized prior service cost associated with years of credited service which is now no longer expected to be earned.
     On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires the Company to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of its Pension Plan in the December 31, 2006 consolidated balance sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption of SFAS 158 represents the remaining net unrecognized actuarial losses as of December 31, 2006. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and which are not recognized as a component of net periodic pension cost in the same periods will be recognized on the same basis as net actuarial losses included in accumulated other comprehensive income at adoption of SFAS 158.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Because the Company has curtailed all benefits under the Pension Plan as discussed above, the adoption of SFAS 158 had no effect on the Company’s financial position as of December 31, 2006. In addition, the adoption of SFAS 158 had no effect on the Company’s consolidated statement of operations for the year ended December 31, 2006, and it will not affect the Company’s results of operations in future periods.
     The reconciliation of the beginning and ending balances of the projected benefit obligation and the fair value of plan assets for the years ended December 31, 2007 and 2006, and the accumulated benefit obligation at December 31, 2007 and 2006, are as follows:

	2007	2006

Funded Status
Projected Benefit Obligation
As of January 1	$497,626	$507,443
Actuarial gains	(58,827)	(17,603)
Service cost	1,860	11,343
Interest cost	28,947	28,734
Plan amendments	—	40,334
Curtailments	—	(54,984)
Benefits paid	(18,548)	(17,641)

As of December 31	$451,058	$497,626

Fair Value of Plan Assets
As of January 1	$451,239	$410,513
Actual return on plan assets	20,955	58,367
Benefits paid	(18,548)	(17,641)

As of December 31	453,646	451,239

Funded Status as of December 31	$2,588	$(46,387)

Accumulated Benefit Obligation	$451,058	$497,626

     Amounts recognized in the consolidated balance sheets as of December 31, 2007 and 2006 consist of:

	2007	2006

Non-current prepaid pension cost	$2,588	$—
Non-current accrued pension liability	—	(46,387)
Accumulated other comprehensive loss	9,916	54,737
     The differences between the amounts recorded as prepaid pension cost in 2007 and the non-current pension liability in 2006 and the amounts recorded in accumulated other comprehensive loss are due to cumulative Company contributions in excess of net periodic pension benefit expense.
     Belo’s pension costs and obligations are calculated using various actuarial assumptions and methodologies as prescribed under SFAS 87. To assist in developing these assumptions and methodologies, Belo uses the services of an independent consulting firm. To determine the benefit obligations, the assumptions the Company uses include, but are not limited to, the selection of the discount rate. In determining the discount rate assumption, the Company used a measurement date of December 31, 2007 and constructed a portfolio of bonds to match the benefit payment stream that is projected to be paid from the Company’s pension plans. The benefit payment stream is assumed to be funded from bond coupons and maturities as well as interest on the excess cash flows from the bond portfolio. The discount rate used to determine benefit obligations for the Pension Plan as of December 31, 2007 and 2006, was 6.85 percent and 6.00 percent, respectively.
     To compute the Company’s net periodic benefit cost in the year ended December 31, 2007, the Company uses actuarial assumptions which include a discount rate, an expected long-term rate of return on plan assets and projected salary increases. The discount rate applied in this calculation is the rate used in computing the benefit obligation as of the end of the preceding year. The expected long-term rate of return on plan assets assumption is based on the weighted average expected long-term returns for the target allocation of plan assets as of the measurement date, the end of the year, and was developed through analysis of historical market returns, current market conditions and the Pension Plan assets’ past experience. Although the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Company believes that the assumptions used are appropriate, differences between assumed and actual experience may affect the Company’s operating results.
     Weighted average assumptions used to determine net periodic benefit cost for years ended December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005

Discount rate	6.00%	5.75%	6.00%
Expected long-term rate of return on assets	8.50%	8.50%	8.75%
Rate of increase in future compensation	N/A	4.20%	4.20%
     The net periodic pension cost (credit) for the years ended December 31, 2007, 2006 and 2005 includes the following components:

	2007	2006	2005

Service cost — benefits earned during the period	$1,860	$11,343	$10,862
Interest cost on projected benefit obligation	28,947	28,734	27,565
Expected return on plan assets	(36,386)	(34,026)	(31,139)
Amortization of net loss	1,425	7,186	7,820
Amortization of unrecognized prior service cost	—	616	529
Recognized curtailment loss	—	4,082	—

Net periodic pension cost (credit)	$(4,154)	$17,935	$15,637

     The expected benefit payments, net of administrative expenses, under the plan are as follows:

2008	$20,545
2009	21,695
2010	22,909
2011	24,279
2012	25,823
     Belo’s funding policy is to contribute annually to the Pension Plan amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws, but not in excess of the maximum tax-deductible contribution. The Company made no contributions to the Pension Plan during 2007 and 2006. During 2005, the Company made contributions to the Pension Plan totaling $15,000. The 2005 contributions exceeded the Company’s required minimum contribution for ERISA funding purposes and there was no ERISA funding requirement in 2007 and 2006. No plan assets are expected to be returned to the Company during the fiscal year ending December 31, 2008.
     The primary investment objective of the Pension Plan is to ensure, over the long-term life of the plan, an adequate pool of assets to support the benefit obligations to participants, retirees and beneficiaries. A secondary objective of the plan is to achieve a level of investment return consistent with a prudent level of portfolio risk that will minimize the financial effect of the Pension Plan on the Company.
     The Pension Plan weighted-average target allocation and actual asset allocations at December 31, 2007 or 2006 by asset category are as follows:

	Target	Actual
Asset category	Allocation	2007	2006

Domestic equity securities	60.0%	59.7%	61.0%
International equity securities	15.0%	18.9%	19.5%
Fixed income securities	25.0%	20.9%	19.1%
Cash	—	0.5%	0.4%

Total	100.0%	100.0%	100.0%

     Pension Plan assets do not include any Belo common stock at December 31, 2007 or 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Subsequent to the spin-off of A. H. Belo, the Company retained sponsorship of the Pension Plan and will, jointly with A. H. Belo, administer benefits for the Belo and A. H. Belo current and former employees who participate in the Pension Plan in accordance with the terms of the Pension Plan. The spin-off will cause each A. H. Belo employee to have a separation from service for purposes of commencing benefits under the Pension Plan at or after age 55. As sponsor of the Pension Plan, the Company will be solely responsible for satisfying the funding obligations with respect to the Pension Plan and retains sole discretion to determine the amount and timing of any contributions required to satisfy such funding obligations. Belo also retains the right, in its sole discretion, to terminate the Pension Plan. A. H. Belo will reimburse the Company for 60 percent of each contribution the Company makes to the Pension Plan.
     Belo also sponsors post-retirement benefit plans for certain employees. Expense for these plans recognized in 2007, 2006 and 2005 was $224, $599, and $637, respectively.
Note 8: Comprehensive Income

     For each of the three years in the period ended December 31, 2007, total comprehensive income (loss) was comprised as follows:

	2007	2006	2005

Net earnings (loss)	$(262,813)	$130,526	$127,688
Other comprehensive income (loss):
Minimum pension liability adjustments, net of taxes(benefit) of $1,831 and ($6,711) in 2006 and 2005, respectively	—	3,401	(12,463)
Pension liability adjustments:
Reclassification of recognized transactions, net of taxes of $499	(926)	—	—
Annual adjustment, net of taxes of $15,754	29,258	—	—

Other comprehensive income (loss)	28,332	3,401	(12,463)

Comprehensive income (loss)	$(234,481)	$133,927	$115,225

Note 9: Long-Term Debt

     Long-term debt consists of the following at December 31, 2007 and 2006:

	2007	2006

7-1/8% Senior Notes Due June 1, 2007	$—	$234,477
8% Senior Notes Due November 1, 2008	350,000	350,000
6-3/4% Senior Notes Due May 30, 2013	249,090	248,957
7-3/4% Senior Debentures Due June 1, 2027	200,000	200,000
7-1/4% Senior Debentures Due September 15, 2027	250,000	250,000

Fixed-rate debt	1,049,090	1,283,434
Revolving credit agreement, including short-term unsecured notes	118,000	—
Uncommitted line of credit	1,050	—

Total	$1,168,140	$1,283,434

     The Company’s long-term debt maturities are as follows:

2008	$350,000
2009	—
2010	—
2011	119,050
2012 and thereafter	699,090

Total	$1,168,140

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The weighted average effective interest rate on the fixed-rate debt was 7.5 percent and 7.4 percent at December 31, 2007 and 2006, respectively. At December 31, 2007, the fair value was $37,825 less than the carrying value. At December 31, 2006, the fair value was $28,496 greater than the carrying value. The fair values at December 31, 2007 and 2006 were estimated using quoted market prices and yields obtained through independent pricing sources, taking into consideration the underlying terms of the debt, such as coupon rate and term to maturity.
     In 2006, the Company redeemed $65,523 of the 7-1/8% Senior Notes due June 1, 2007. In May 2006, Belo issued $250,000 of 6-3/4% Senior Notes due May 30, 2013 at a premium of approximately $1,118. Interest on these 6-3/4% Senior Notes is due semi-annually on November 30 and May 30 of each year. The 6-3/4% Senior Notes are unsubordinated and unsecured obligations ranking equally with all of the Company’s existing and future unsubordinated and unsecured obligations. The Company may redeem the 6-3/4% Senior Notes at its option at any time in whole or from time to time in part at a redemption price calculated in accordance with the indenture under which the notes were issued. The net proceeds were used to repay debt previously outstanding under Belo’s revolving credit facility with the remaining proceeds invested in cash and temporary cash investments for working capital needs at December 31, 2006. The $1,118 premium associated with the issuance of these 6-3/4% Senior Notes is being amortized over the term of the 6-3/4% Senior Notes using the effective interest rate method. As of December 31, 2007, the unamortized premium was $910.
     On June 1, 2007, the Company repaid the remaining outstanding balance of the 7-1/8% Senior Notes on their due date with funds drawn from its revolving credit facility. The Company expects to repay the outstanding balance of the 8% Senior Notes due November 1, 2008, with borrowings under long-term facilities, including funds drawn from its revolving credit facility.
     Effective February 8, 2008, the date of the spin-off of A. H. Belo, the Company entered into the First Amendment to its Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Banc of America Securities LLC, Bank of America, N.A. and other lenders (the Credit Agreement). The First Amendment reduced the total amount of the Credit Agreement from $1,000,000 to $600,000 and modified certain other terms and conditions. The facility may be used for working capital and other general corporate purposes, including letters of credit. Revolving credit borrowings under the Credit Agreement bear interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varies depending upon the rating of the Company’s senior unsecured long-term, non-credit enhanced debt. Competitive advance borrowings bear interest at a rate obtained from bids selected in accordance with JPMorgan Chase Bank’s standard competitive advance procedures. Commitment fees depending on the Company’s credit rating, of up to 0.375 percent per year of the total unused commitment, accrue and are payable under the facility. The Credit Agreement contains usual and customary covenants for credit facilities of this type, including covenants limiting liens, mergers and substantial asset sales. The Company is required to maintain certain leverage and interest coverage ratios specified in the agreement.
     On June 7, 2006, the Company entered into the Credit Agreement which amended and restated the Company’s then existing $1,000,000 Five-Year Credit Agreement (the 2005 Credit Agreement) by, among other things, extending the term of the existing facility to June 2011. The Company is required to maintain certain leverage and interest coverage ratios specified in the agreement. As of December 31, 2007, the Company was in compliance with all debt covenant requirements. As of December 31, 2007, the balance outstanding under the Credit Agreement was $118,000. As of December 31, 2006, there were no borrowings outstanding under the Credit Agreement. At December 31, 2007, all unused borrowings were available for borrowing.
     On May 3, 2005, the Company entered into the 2005 Credit Agreement. The 2005 Credit Agreement was a $1,000,000 variable-rate five-year revolving credit facility. The 2005 Credit Agreement replaced the Company’s $720,000 revolving credit facility. All borrowings under the old facility were repaid by borrowings under the 2005 Credit Agreement. The 2005 Credit Agreement was used for working capital and other general corporate purposes, including letters of credit. This 2005 Credit Agreement was amended and restated in 2006, as discussed above.
     In addition, the Company has uncommitted lines of credit currently available for borrowing of $10,000, with another $50,000 currently unavailable due to current debt ratings. At December 31, 2007, there was $1,050 outstanding under the $10,000 line of credit. There was no outstanding balance under either line of credit at December 31, 2006. The weighted average interest rate on this debt was 7.1 percent at December 31, 2007. These borrowings may be converted at the Company’s option to revolving debt. Accordingly, the $1,050 outstanding under the uncommitted line of credit at December 31, 2007, has been classified as long-term in the accompanying consolidated balance sheets. All unused borrowings under the Company’s revolving credit facility and $10,000 uncommitted line of credit are available for borrowing as of December 31, 2007. The fair market value of the floating rate debt approximates its carrying value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     During 2007, 2006 and 2005, cash paid for interest, net of amounts capitalized, was $95,447, $94,710 and $91,153, respectively. At December 31, 2007, Belo had outstanding letters of credit of $13,487 issued in the ordinary course of business.
Note 10: Common and Preferred Stock

     The total number of authorized shares of common stock is 450,000,000 shares. The Company has two series of common stock outstanding, Series A and Series B, each with a par value of $1.67 per share. The Series A and Series B shares are identical except as noted herein. Series B shares are entitled to 10 votes per share on all matters submitted to a vote of shareholders, while the Series A shares are entitled to one vote per share. Series B shares are convertible at any time on a one-for-one basis into Series A shares but Series A shares are not convertible into Series B shares. Shares of Belo’s Series A common stock are traded on the New York Stock Exchange (NYSE symbol: BLC). There is no established public trading market for shares of Series B common stock. Transferability of the Series B shares is limited to family members and affiliated entities of the holder. Upon any other type of transfer, the Series B shares automatically convert into Series A shares.
     On December 9, 2005, the Company’s Board of Directors authorized the repurchase of up to an additional 15,000,000 shares of common stock. As of December 31, 2007, the Company had 13,221,716 remaining shares under this purchase authority. In addition, Belo has in place a stock repurchase program authorizing the purchase of up to $2,500 of Company stock annually. During 2007, no shares were purchased under this program. There is no expiration date for either of these repurchase programs. All repurchased shares were retired in the year of purchase.
     For the three years in the period ended December 31, 2007, a summary of the shares repurchased under these authorities is as follows:

	2007	2006	2005

Shares repurchased	827,399	7,550,164	7,946,200
Aggregate cost of shares repurchased	$17,152	$144,429	$184,011

Note 11: Earnings Per Share

     Potential dilutive common shares were antidilutive as a result of the Company’s net loss for the twelve months ended December 31, 2007. As a result, basic weighted average shares were used in the calculations of basic net earnings per share and diluted earnings per share.
     The following table sets forth the reconciliation between weighted average shares used for calculating basic and diluted earnings per share for each of the three years in the period ended December 31, 2007 (in thousands, except per share amounts):

	2007	2006	2005

Weighted average shares for basic earnings per share	102,245	103,701	112,104
Effect of employee stock options and RSUs	883	181	1,448

Weighted average shares for diluted earnings per share	103,128	103,882	113,552

Options excluded(a)
Number outstanding	7,898	9,645	4,932
Weighted average exercise price	$23.00	$23.42	$26.33

RSUs excluded(b)
Number outstanding	402	457	—
Weighted average price	$18.13	$18.13	—

(a)	The options that were excluded were those options where the exercise price is in excess of the average market price.

(b)	The RSUs were excluded due to performance conditions not probable of being achieved.
     All Series A and Series B shares and their equivalents are included in the computations of the earnings per share amounts because the Series A and Series B shares participate equally in the dividends and undistributed earnings of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 12: Income Taxes

     Income tax expense for continuing operations for the years ended December 31, 2007, 2006 and 2005 consists of the following:

	2007	2006	2005

Current
Federal	$37,342	$46,390	$27,045
State	4,338	(2,792)	2,727

Total current	41,680	43,598	29,772

Deferred
Federal	11,316	5,607	9,306
State	(3,839)	1,133	1,998

Total deferred	7,477	6,740	11,304

Total income tax expense	$49,157	$50,338	$41,076

     Income tax expense for the years ended December 31, 2007, 2006 and 2005 differs from amounts computed by applying the applicable U.S. federal income tax rate as follows:

	2007	2006	2005

Computed expected income tax (benefit) expense	$38,449	$51,001	$37,466
State income taxes	(7)	1,916	3,072
Texas margin tax adjustment	(785)	(3,486)	—
Goodwill impairment	7,748	—	—
Other	3,753	907	538

Total income tax expense	$49,158	$50,338	$41,076
Effective income tax rate	44.8%	34.5%	38.3%

     In May 2006, the Texas legislature enacted a new law that reforms the Texas franchise tax system and replaces it with a new tax system, referred to as the Texas margin tax. The Texas margin tax is a significant change in Texas tax law because it generally makes all legal entities subject to tax, including general and limited partnerships, while the former franchise tax system applies only to corporations and limited liability companies. Belo conducts some operations in Texas that will become subject to the new Texas margin tax. The effective date of the Texas margin tax, which has been interpreted to be an income tax for accounting purposes, is January 1, 2008 for calendar year-end companies, and the computation of tax liability is expected to be based on 2007 revenues as adjusted for certain deductions.
     In accordance with provisions of SFAS 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be adjusted for the effects of new tax legislation in the period of enactment, Belo estimated and recorded a reduction of income tax expense of approximately $2,682 in the second quarter of 2007. The estimate is based on the Texas margin tax law in its current form and the current guidance issued by the Texas Comptroller of Public Accounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Significant components of Belo’s deferred tax liabilities and assets as of December 31, 2007 and 2006 are as follows:

	2007	2006

Deferred tax liabilities:
Excess tax amortization	$428,442	$413,670
Excess tax depreciation	28,611	24,957
Expenses deductible for tax purposes in a year different from the year accrued	9,930	10,012
Other	12,388	10,484

Total deferred tax liabilities	479,371	459,123
Deferred tax assets:
Deferred compensation and benefits	15,078	15,015
State taxes	9,854	10,778
Accrued pension liability	6,883	19,921
Expenses deductible for tax purposes in a year different from the year accrued	25,964	13,541
Other	3,498	4,548

Total deferred tax assets	61,277	63,803

Net deferred tax liability	$418,094	$395,320
     On January 1, 2007, the Company adopted FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48, an interpretation of SFAS 109, “Accounting for Income Taxes,” clarifies the accounting and disclosure requirements for uncertainty in tax positions as defined by the standard. In connection with the adoption of FIN 48, the Company has analyzed its filing positions in all significant jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions. The Company has identified as major tax jurisdictions, as defined, its federal income tax return and its state income tax returns in five states. The Company’s federal income tax returns for the years subsequent to December 31, 2002, remain subject to examination. The Company’s income tax returns in major state income tax jurisdictions remain subject to examination for various periods subsequent to December 31, 2001. The Company currently believes that all significant filing positions are highly certain and that, more likely than not, all of its significant income tax filing positions and deductions would be sustained. Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required upon the adoption of FIN 48. If interest and penalties are assessed, interest costs will be recognized in interest expense and penalties will be recognized in operating expenses.
Note 13: Commitments

     The Company has entered into commitments for broadcast rights that are not currently available for broadcast and are therefore not recorded in the financial statements. In addition, the Company has contractual obligations for capital expenditures that primarily relate to television broadcast equipment. The table below summarizes the following specified commitments of the Company as of December 31, 2007:

Nature of Commitment	Total	2008	2009	2010	2011	2012	Thereafter

Broadcast rights	$241,236	$54,887	$64,114	$61,970	$45,015	$11,681	$3,569
Capital expenditures and licenses	6,605	3,822	716	699	682	686	—
Non-cancelable operating leases	22,915	5,465	4,374	3,186	2,454	1,726	5,710

Total	$270,756	$64,174	$69,204	$65,855	$48,151	$14,093	$9,279

     Total lease expense for property and equipment was $4,115, $8,534 and $8,644 in 2007, 2006 and 2005, respectively.
Note 14: Contingent Liabilities

     Under the terms of the separation and distribution agreement between the Company and A. H. Belo, the Company and A. H. Belo will share equally in any liabilities, net of any applicable insurance, resulting from the circulation-related lawsuits described in the next two paragraphs below. See Note 3.
     On August 23, 2004, August 26, 2004 and October 5, 2004, respectively, three related lawsuits, now consolidated, were filed by purported shareholders of the Company in the United States District Court for the Northern District of Texas against the Company, Robert W. Decherd and Barry T. Peckham, a former executive officer of The Dallas Morning News. James M.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Moroney III, an executive officer of The Dallas Morning News, was later added as a defendant. The complaints arise out of the circulation overstatement at The Dallas Morning News announced by the Company in 2004, alleging that the overstatement artificially inflated Belo’s financial results and thereby injured investors. The plaintiffs seek to represent a purported class of shareholders who purchased Belo common stock between May 12, 2003 and August 6, 2004 and allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. On April 2, 2008, the court denied plaintiff’s motion for class certification. On April 16, 2008, plaintiffs filed a petition with the United States Court of Appeals for the Fifth Circuit seeking permission to appeal that denial. On June 17, 2008, permission was granted and plaintiffs are appealing the denial of class certification. No amount of damages has been specified. The Company believes the complaints are without merit and intends to vigorously defend against them.
     On June 3, 2005, a shareholder derivative lawsuit was filed by a purported individual shareholder of the Company in the 191st Judicial District Court of Dallas County, Texas, against Robert W. Decherd, John L. Sander, Dunia A. Shive, Dennis A. Williamson, and James M. Moroney III; Barry T. Peckham; and Louis E. Caldera, Judith L. Craven, Stephen Hamblett, Dealey D. Herndon, Wayne R. Sanders, France A. Córdova, Laurence E. Hirsch, J. McDonald Williams, Henry P. Becton, Jr., Roger A. Enrico, William T. Solomon, Lloyd D. Ward, M. Anne Szostak and Arturo Madrid, current and former directors of the Company. The lawsuit makes various claims asserting mismanagement and breach of fiduciary duty related to the circulation overstatement at The Dallas Morning News. On May 30, 2007, after a prior discovery stay ended, the court issued an order administratively closing the case. Under the court’s order, the case is stayed and, as a result, no further action can be taken unless the case is reinstated. The court retained jurisdiction and the case is subject to being reinstated by the court or upon motion by any party. The court order was not a dismissal with prejudice.
     On October 24, 2006, eighteen former employees of The Dallas Morning News filed a lawsuit against The Dallas Morning News, the Company, and others in the United States District Court for the Northern District of Texas. The plaintiffs’ lawsuit alleges unlawful discrimination and ERISA violations and includes allegations relating to The Dallas Morning News circulation overstatement (similar to the circulation-related lawsuits described above). In June 2007, the court issued a memorandum order granting in part and denying in part defendants’ motion to dismiss. In August 2007, the court dismissed certain additional claims. A trial date in January 2009 has been set. The Company believes the lawsuit is without merit and intends to vigorously defend against it. Pursuant to the separation and distribution agreement, A. H. Belo has agreed to indemnify the Company for any liability arising out of this lawsuit.
     In addition to the proceedings disclosed above, a number of other legal proceedings are pending against the Company, including several actions for alleged libel and/or defamation. In the opinion of management, liabilities, if any, arising from these other legal proceedings would not have a material adverse effect on the results of operations, liquidity or financial position of the Company.
     In 2004, the staff of the Securities and Exchange Commission (the SEC) notified the Company that it was conducting a newspaper industry-wide inquiry into circulation practices, and inquired specifically about The Dallas Morning News’ circulation overstatement. The Company briefed the SEC on The Dallas Morning News circulation situation and related matters. The information voluntarily provided to the SEC related to The Dallas Morning News, as well as The Providence Journal and The Press-Enterprise. On October 1, 2007, the SEC staff sent counsel for the Company a letter stating that the inquiry has been completed and that the staff does not intend to recommend any enforcement action by the SEC.
Note 15: Supplemental Cash Flow Information

     Supplemental cash flow information for each of the three years in the period ended December 31, 2007 is as follows:

	2007	2006	2005

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$95,447	$94,710	$91,153
Income taxes paid, net of refunds	$71,778	$67,727	$81,560

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16: Quarterly Results of Operations (unaudited)

     Following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2007 and 2006. Certain previously reported information has been reclassified to conform to the current year presentation.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2007
Net operating revenues	$178,342	$198,229	$182,409	$217,976

Operating costs and expenses
Station salaries, wages and employee benefits	59,498	60,083	59,188	61,593
Station programming and other operating costs	52,366	55,865	52,638	60,527
Corporate operating costs	10,550	9,896	8,556	11,464
Spin-related costs	—	155	2,650	6,462
Depreciation	10,608	11,032	12,198	10,966
Amortization	442	—	—	—
Goodwill impairment	—	—	—	22,137

Total operating costs and expenses	133,464	137,031	135,230	173,149

Other income, net	5,087	320	1,187	(328)
Interest expense	(24,151)	(24,248)	(23,608)	(22,487)
Income taxes	(10,038)	(13,106)	(9,805)	(16,208)
Earnings (loss) from discontinued operations, net of tax	(324)	12,257	3,805	(339,248)

Net earnings (loss)	$15,451	$36,422	$18,758	$(333,444)

Basic earnings (loss) per share:
Earnings per share from continuing operations	$.15	$.24	$.15	$.06
Earnings (loss) per share from discontinued operations	$—	$.12	$.04	$(3.32)

Net earnings (loss) per share	$.15	$.36	$.18	$(3.26)

Diluted earnings (loss) per share:
Earnings per share from continuing operations	$15	$.23	$.15	$.06
Earnings (loss) per share from discontinued operations	$—	$.12	$.04	$(3.28)

Net earnings (loss) per share	$.15	$.35	$.18	$(3.23)

2006
Net operating revenues	$174,692	$193,326	$179,137	$223,384

Operating costs and expenses
Station salaries, wages and employee benefits	59,297	58,298	56,847	60,487
Station programming and other operating costs	48,763	51,513	52,434	57,289
Corporate operating costs	9,484	12,081	11,135	14,365
Depreciation	11,162	11,367	10,895	10,673
Amortization	442	441	442	441

Total operating costs and expenses	129,148	133,700	131,753	143,255

Other income, net	250	8,038	(133)	534
Interest expense	(23,662)	(24,430)	(24,944)	(22,618)
Income taxes	(8,369)	(12,740)	(11,847)	(17,382)
Earnings from discontinued operations, net of tax	3,537	12,165	8,758	10,686

Net earnings	$17,300	$42,659	$19,218	$51,349

Basic earnings per share:
Earnings per share from continuing operations	$.13	$.29	$.10	$.40
Earnings per share from discontinued operations	$.03	$.12	$.09	$.10

Net earnings per share	$.16	$.41	$.19	$.50

Diluted earnings per share:
Earnings per share from continuing operations	$.13	$.29	$.10	$.40
Earnings per share from discontinued operations	$.03	$.12	$.09	$.10

Net earnings per share	$.16	$.41	$.19	$.50